EXHIBIT 99.1

Contact:          World Racing Group
Chris Dolack, VP Public Relations
704-795-7223 • cdolack@dirtcar.com

DIRT Motor Sports, Inc. Changes its Name to World Racing Group, Inc.

CONCORD, N.C. — BUSINESS WIRE — Jan. 30, 2008 — DIRT Motor Sports, Inc. (OTCBB: DMSP) announced today that its Board of Directors and shareholders have approved the changing of the Company’s name to “World Racing Group, Inc.” The Company’s common shares will begin trading under the symbol OTCBB:WRGI beginning when the market opens on January 31, 2008.

“The Company has seen tremendous growth, especially in the past year,” said Brian Carter, World Racing Group Chief Executive Officer. “World Racing Group is a leader in motorsports with our Advance Auto Parts World of Outlaws Sprint Car Series, Advance Auto Parts Super DIRTcar Series, World of Outlaws Late Model Series, DIRTcar Racing series and sanctioning, plus seven racetracks.”

“In addition, our online home has been experiencing the same growth as our series. Whether it’s WorldofOutlaws.com, DIRTVision.com, WorldRacingGroup.com or our soon to be launched DIRTcar.com, fans, competitors and corporate partners can see that the World Racing Group is at the pinnacle of dirt track racing.”

For more information, visit WorldRacingGroup.com.

About World Racing Group
Based in Concord, N.C., World Racing Group (WRG) is a national sanctioning body, real-estate operator, and sports entertainment company serving the dirt racing industry.  WRG sanctions sprint car racing as the Advance Auto Parts World of Outlaws Sprint Car Series™, late model racing as the World of Outlaws Late Model Series™, big block modified racing as the Advance Auto Parts Super DIRTcar Series™ and sanctions more than 4,000-races a year under the DIRTcar Racing™ banner.  In addition, WRG owns and operates seven speedways.  WRG races can be heard online at DIRTVision.com®.  To learn more about World Racing Group, visit worldracinggroup.com.

Safe Harbor Statement
This release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are economic, competitive and other factors effecting the company’s operations, events and markets, as well as other factors detailed in the company’s filings with the Securities and Exchange Commission, which can be found at www.sec.gov.